Exhibit 99.1

Anavex Life Sciences Receives Expected Nasdaq Delinquency Notification

NEW YORK, NY, May 22, 2026 - Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company focused on developing innovative treatments for central nervous system (CNS) disorders, today announced it received an expected delinquency notification letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) on May 20, 2026. The Notice indicates that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Nasdaq Listing Rule”) as a result of the Company’s inability to timely file its Form 10-Q for the quarterly period ended March 31, 2026.

As indicated in the Notice, the Company has until July 20, 2026, to submit a plan to regain compliance. The Company is working prudently to complete and file the Form 10-Q and submit a plan to regain compliance with the Nasdaq Listing Rule.

This notification has no immediate effect on the Company’s common stock listed on Nasdaq.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of novel therapeutics for the treatment of neurodegenerative, neurodevelopmental, and neuropsychiatric disorders. Further information is available at www.anavex.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements relating to the Company’s plans to complete and file its Form 10-Q and to submit a plan to regain compliance with Nasdaq Listing Rule 5250(c)(1). These statements are based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such forward-looking statements due to various factors, including, but not limited to, risks related to the Company’s ability to file the Form 10-Q and the Company’s ability to regain compliance with Nasdaq Listing Rule 5250(c)(1) and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and subsequent filings and furnishings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof except as required by law.

Investor Relations & Media Contact:

SCR Partners, LLC

Alex Arzeno

Tel: 203-550-3972

Email: alex@scr-ir.com

Tripp Sullivan

Tel: 615-942-7077

Email: tsullivan@scr-ir.com

Company Contact:

Sandra Boenisch

Principal Financial Officer

Anavex Life Sciences Corp.

Tel: 1-844-689-3939

Email: ir@anavexcorp.com